Exhibit 1.3

APPROVED

By the Board of Directors dated 16.11.2011

Chairman of the Board of Directors

                                          (I.V.Zuzin)

Secretary of the Meeting

                                          (I.N.Ipeeva)

AMENDMENTS TO THE CHARTER OF

Open Joint Stock Company

“Mechel”

(hereinafter, the “Company”)

1. Paragraph 3.17 of articles 3 of the Charter of the Company “Legal status of the Company” shall state as follows:

“3.17. The Company has the following representative offices:

- Representative office in the Republic of Korea with its registered office at: 945-10 Daechi-dong Gangnam-gu, Seoul;

- Representative office in Japan with its registered office at: No. 302 Atagoyama Bengoshi Building 1-6-7 Atago Minato-ku, Tokyo 105-0002;

- Representative office in the People’s Republic of China with its registered office at: Jingguang Center bldg. 1 3310A, Chaoyang District, Beijing 100020, China;

- Representative office in Kemerovo (Russia) with its registered office at: 90/4, Lenin Avenue, Kemerovo 650036, Russian Federation;

- Representative office in Ukraine with its registered office at: 17 Lineynaya str., Kiev 03038, Ukraine;

- Representative office in Blagoveschensk (Russia) with its registered office at: Office 102, 173 Krasnoarmeyskaya str., Blagoveschensk 675000, Amur Region, Russia;

- Representative office in the Southern Federal District (Russia) with its registered office at: 114 Semashko Lane, Rostov-on-Don 344010, Rostov Region, Russia;

- Representative office in the Republic of Belarus with its registered office at: 9 Pashkevich str., Minsk 220029, Republic of Belarus”.

Moscow, 2011